CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent registered public accountants, we hereby consent to the use of our report incorporated by reference herein dated October 29, 2012 on the financial statements of Hundredfold Select Alternative Fund (formerly Spectrum Select Alternative Fund), Hundredfold Select Global Fund (formerly Spectrum Global Perspective Fund), and Hundredfold Select Equity Fund (formerly Spectrum Equity Opportunity Fund), each a series of Northern Lights Fund Trust II, as of August 31, 2012 and for the periods indicated therein and to the references to our firm in the Prospectuses and the Statement of Additional Information in this Post-Effective Amendment to Northern Lights Fund Trust II Registration Statement on Form N-1A.

/s/ Cohen Fund Audit Services, Ltd.

Cleveland, Ohio

December 28, 2012